                           STOCK PURCHASE AGREEMENT

                                   Between

                   SECURITY ASSOCIATES INTERNATIONAL, INC.

                                      as

                                  PURCHASER

                                     and

                                ROBERT AMBROS

                                      as

                                    SELLER



                          Dated   November 24, 1997
                               ------------------------



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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of November 24, 1997, is entered into by and between Security Associates International, Inc. ("Purchaser") and Robert Ambros ("Seller").

                                    RECITALS

     WHEREAS, the Seller owns all of the presently issued and outstanding shares of capital stock of Telecommunications Associates Group, Inc., d/b/a Emergency Response Center or ERC (the "Company") an Ohio corporation, and

     WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, all of the issued and outstanding shares of capital stock of the Company (collectively the "Shares") for the consideration described in this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS


The following terms shall have the meanings assigned below when used in this
Agreement:

     1.1. "Account" means any agreement pursuant to which the Company provides monitoring of security alarm systems on a remote basis ("Monitoring Services").

     1.2    "Closing" means the purchase and sale of the Shares hereunder;

     1.3 "Closing Date" means November 25, 1997 or at such other time and date to which the parties may agree in writing;

     1.4 "Closing Date Balance Sheet" means the document delivered on the Closing Date showing the assets and liabilities of the Company as of the Closing Date.

     1.5 "Dealer" means any individual or entity, other than the Company, who has contracted to provide Monitoring Services to a Subscriber;



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     1.6 "Owned Account" means an Account owned by the Company pursuant to which the Company provides Monitoring Services to a Subscriber;

     1.7. "Response" means Response Ability Systems, Inc., a Pennsylvania corporation.

     1.8 "RMR" means the monthly gross revenue earned by the Company in consideration for Monitoring Services provided by the Company;

     1.9     "SAI" means Security Associates International, Inc.;

     1.10 "Subscriber" means any individual or entity who has contracted to obtain Monitoring Services for a security alarm system installed on the premises of that individual or entity;

     1.11 "Third Party Account" means an Account owned by a Dealer pursuant to which the Company provides Monitoring Services to a Subscriber;

     1.12   "UVS"  means United Video Security, Inc. a New Jersey corporation.

     1.13 any representation or warranty made "to the knowledge" of a party means that the party is making the representation on the basis of the actual knowledge of the party or, in the case of a corporation, its officers and directors, in either event, after due inquiry; and

     1.14 "including" shall indicate examples of a foregoing general statement and is not a limitation on that general statement.


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                                  ARTICLE II
                       PURCHASE AND SALE OF THE SHARES

     Purchaser and Seller hereby agree as follows:

     2.1. Purchase and Sale of the Shares. Seller hereby agrees to sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire from Seller, at the Closing, the Shares, free from any charge, lien, encumbrance or adverse claim of any kind whatsoever.

     2.2 Consideration for Shares.   Purchaser shall deliver to the Seller at
the Closing, in exchange, and as consideration for, the Shares (i) five million dollars ($5,000,000) in immediately available funds by means of cashiers' checks or wire transfer of federal funds to accounts designated by Seller, in accordance with the wire transfer instructions to be provided by Seller and (ii) releases executed by the lenders under the loans and payoff of the car leases set forth on Schedule 2.2 (which schedule shall include the payoff amount of each scheduled loan as of the Closing Date), in favor of Seller discharging him from liability thereunder or payment in full of all such loans and obligations (collectively, the "Consideration").

     2.3 Certain Adjustments After Closing. Within thirty (30) days after the closing Date Seller shall deliver to Purchaser the Closing Date Balance Sheet. Sixty (60) days after receiving the Closing Date Balance Sheet, Purchaser shall compare the Company's liabilities as set forth on the Closing Date Balance Sheet, deducting those associated with the Company's bank loans and car leases set forth on Schedule 2.2 with those set forth in the August Financial Statement. If the liabilities as so adjusted set forth on the Closing Date Balance Sheet exceed those set forth in the August Financial Statement by more than $100,000, then the Seller shall promptly pay to Purchaser the amount of the excess liabilities (in excess of the $100,000). Purchaser shall have the right to dispute the Closing Date Balance Sheet and Seller shall have the right to dispute the calculation made by Purchaser; however, in the event the parties cannot reach a resolution, then the exclusive remedy shall be to submit the dispute to binding arbitration pursuant to the Rules of the American Arbitration Association and the laws of the state of Illinois.


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                                 ARTICLE III

                      REPRESENTATIONS,  WARRANTIES, AND
                       ACKNOWLEDGEMENTS  OF THE SELLER


     The Seller hereby represents, warrants, and acknowledges that:

     3.1. Organization and Standing; Certificate of Incorporation and By-laws. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Ohio and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of the activities conducted by it makes such qualification or licensing necessary, each of which is listed on Schedule 3.1. The Company does business under the names Emergency Response Center, Emergency Response Center, Inc., E.R.C., and E.R.C. Network and does not conduct any business, and is not commonly known by any other names, other than as set forth on Schedule 3.1. The Company has complied with all laws requiring the registration or other recording of such names in each jurisdiction in which the Company does business. The copies of the Company's Articles of Incorporation and By-laws attached as Exhibit A are true, correct and complete and contain all amendments through the Closing Date.

     3.2. Power and Authority. Seller has and will have at the Closing Date all requisite legal power and authority to execute and deliver this Agreement, to sell the Shares and to carry out and perform his obligations under the terms of this Agreement.

     3.3. Subsidiaries. Other than as set forth on Schedule 3.3, the Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity. As used herein, a "subsidiary" is any corporation, limited liability company, partnership, or other business entity with respect to which the Company owns any equity interest, and includes any subsidiary of a subsidiary.

     3.4. Central Stations. The Company owns and operates two central monitoring stations from which it monitors security systems pursuant to the Accounts ("Central Stations") These consist of: (i) a Central Station known as "ERC Cleveland" or "ERC East" and located at 1514 East 191st Street, Cleveland, Ohio; and, (ii) a Central Station known as "ERC Austin" or "ERC Southwest" and located at 6448 Highway 290, Suite 102, Austin, Texas.

     3.5. Capitalization. The authorized capital stock of the Company will consist, immediately prior to the Closing, of 491 shares of common stock, $200 par value (the "Common Stock"), of which 491 of such shares are issued and outstanding, and are owned, beneficially and of record, only by the Seller. All such outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. There are no options, warrants, conversion rights,



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rights of exchange or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance or sale of any shares of the Company's capital stock or any securities convertible into or exchangeable for any shares of the Company's stock. All outstanding securities of the Company were issued in compliance with applicable Federal and state securities laws. There will be, as of the Closing Date, no other holders of Common Stock or outstanding options, warrants or other rights, commitments or arrangements, written or oral, to which the Company is a party or by which it is bound, to purchase or otherwise acquire any shares of Common Stock or any security directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

     3.6. Ownership of Stock; Authorization. The Seller is the lawful owner of the Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind. The Seller has all requisite power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly executed and delivered by the Seller, and constitutes a legal, valid and binding obligation of the Seller. The Shares are fully paid and nonassessable and have the rights set forth in the Certificate of Incorporation and the By-laws of the Company. No further approval or authorization of the stockholders or the directors of the Company or of any governmental authority or agency is required for the sale of the Shares as contemplated by this Agreement. Except as set forth in Schedule 3.6 attached hereto, the Company does not require any consent, approval, authorization or order of, or declaration, filing or registration with, any court or governmental or regulatory agency or board in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     3.7. Company's Financial Statements; August Financial Statement. The Seller has delivered to Purchaser the Company's combined unaudited annual balance sheets, income statements and statements of cash flow, for each of the three year periods ending December 31, 1996 ("Company Financial Statements") and unaudited balance sheets, income statements and statements of cash flow for the eight month period ending August 31, 1997 ("August Financial Statement"). The Company Financial Statements and the August Financial Statement are attached as Exhibit B. The Company Financial Statements and the August Financial Statement are complete and correct in all material respects, do not contain any information which is false or misleading in any material respect and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements do not contain footnotes. The Company Financial Statements and the August Financial Statement fairly and accurately set out and describe the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein. Since August 31, 1997, there has not been any material adverse change, or any event or condition which could reasonable be expected to result in any material adverse change, in the financial condition, results or operations, business or prospects of the Company.

     3.8. Absence of Changes. Except as set forth in 3.8 attached hereto, since December 31, 1996: (a) neither the Company nor any of its subsidiaries has entered into any agreement or transaction which was not in the ordinary course of business; (b) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) adversely affecting the business or operations of the Company or any of its subsidiaries;



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(c) neither the Company nor any of its subsidiaries have declared or paid any dividend or made any distribution (in cash, securities or other property) on its stock, or redeemed, purchased or otherwise acquired any of its stock; (d) neither the Company nor any subsidiary has increased the compensation of any of its respective officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of business; and the Company does not know of the impending resignation or termination of employment of any key officer or employee of the Company or any of its subsidiaries that if consummated would have a materially adverse effect on its business (e) there has been no labor dispute involving the Company, any subsidiary or their respective employees and none is pending or, to the best of the Company's knowledge, threatened; (f) there has not been any change in the contingent obligations of the Company or any subsidiary, by way of guaranty, endorsement, indemnity, warranty or otherwise; (g) there have not been any loans made by the Company or any subsidiary to any of its employees, officers or directors other than travel advances and office advances made in the ordinary course of business; (h) neither the Company nor any subsidiary has borrowed any amount or incurred or become subject to any liabilities (absolute or contingent), except non-material expenses incurred in the ordinary course of business; (i) neither the Company nor any subsidiary has paid any obligations or liabilities, other than current liabilities paid in the ordinary course of business; (j) neither the Company nor any subsidiary has mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its properties or assets; (k) neither the Company nor any subsidiary has sold, assigned or transferred any of its assets other than in the ordinary course of business;
(l) neither the Company nor any subsidiary has made any capital expenditures or commitments therefor; and (m) to the best knowledge of the Company, there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business of the Company or any subsidiary.

     3.9. Material Liabilities and Indebtedness. Schedule 3.9 contains a true and complete list of each and every liability of the Company, including but not limited to each and every agreement or other instrument under or pursuant to which the Company has outstanding indebtedness. The Seller has furnished Purchaser with true and correct copies of each such agreement and instrument,
including all amendments through the date of this Agreement.   The Company is
not in default in any material respect under any of its agreements or evidences of indebtedness. Except as disclosed on Schedule 3.9 attached hereto, neither the Company nor any subsidiary has any material liabilities or obligations, absolute or contingent (individually or in the aggregate), except the liabilities and obligations set forth in the Company Financial Statements and the August Financial Statement.

     3.10. Material Contracts. Schedule 3.10 contains a true and complete list of each and every contract of the Company pursuant to which the Company is obligated to pay more than $1,000 or pursuant to which the Company is obligated to provide services with a value in excess of $1,000 ("Material Contract") other than monitoring contracts listed in Schedule 3.16, and the leases set forth in Schedules 3.11(a) and 3.11(b). To the best of the Seller's knowledge, no party (including the Company) to any Material Contract is in default in any
material respect under that contract.   Except as set forth on Schedule 3.10,
neither the Company nor any subsidiary is a party to any Material Contract.


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     3.11. Leases.  Schedule 3.11(a) is a true and complete list of all real estate leases of the Company and sets forth a brief summary of the principal terms. Schedule 3.11(b) is a true and complete list of every lease for personal property and sets forth a brief summary of the principal terms of each such lease. True and complete copies of all such leases have been supplied to the Company, including all amendments thereto. Neither the Company nor any other party is in default under the terms of any such lease.

     3.12. Title to Properties and Assets; Liens, etc. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien for current taxes not yet due and payable; and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business. The Company owns or leases all such properties as are necessary to its operations as now conducted and such properties are in good operating condition and repair, reasonable wear and tear excepted. Schedule 3.12 is a complete and accurate listing of all the Company's assets, including without limitation all equipment used in the Company's business and all liens against those assets. All real and tangible personal property of the Company, including machinery, equipment and fixtures currently used by the Company in the operation of its business is, and at the time of Closing will be, in good operating condition and repair, ordinary wear and tear excepted.

     3.13. Telephone Lines.  Schedule 3.13 contains a true and complete list of
(i) each telephone line being used in the operations of the Company; (ii) the name of the owner of the line if other than the Company, and (iii) the specific use to which each line is put. Where the use of a line is dedicated to a particular Dealer or other entity, Schedule 3.13 also sets forth a brief description of the agreement for dedication of that line. Except as disclosed on Schedule 3.13, the Company has the exclusive right to use all the telephone lines. Except those disclosed on Schedule 3.13, there are no charges associated with the telephone lines. Following the Closing the Company will retain all of its right, title, interest in and its right to use as currently used all of the telephone lines.

     3.14. Compliance with Other Instruments, None Burdensome, etc. The Company and its subsidiaries are not in violation of any term of their respective Certificates of Incorporation or By-laws, or other organizational documents, or, in any material respect, of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and are not in violation of any order, statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with this Agreement (i) have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Certificate of Incorporation or By-laws of the Company, (ii) have not resulted and will not result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company , (iii) have not resulted and will not result in the loss of any license, permit certificate, legal privilege or legal right enjoyed or possessed by the Company; (iv) do not and will not give any party to any agreement to which the Company is a party a right of termination; or (v) do not and will not require the consent of any other person or entity under



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any agreement, indenture, mortgage, document or other instrument or undertaking by which the Seller or the Company is bound or to which any of their properties are subject.

     3.15. Intangible Assets. The Company (i) owns or has the right to use and following the Closing, the Company will continue to own and have the right to use, free and clear of all liens, claims and restrictions, all trademarks, service marks, trade names, copyrights, software, permits and licenses ("Intangible Assets") used in the conduct of its business as now conducted or as proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing. Schedule 3.15 is a true and complete list of the Company's trademarks, service marks, trade names, copyrights, permits and licenses, and the owner(s), licensors, grantors and licensee(s) thereof.
Copies of all permits and licenses used in the conduct of the Company's business are contained in Exhibit C. Seller will effect the transfer of all such Intangible Assets as may be necessary for the continued operation of the Company's business. Following the Closing, Purchaser will be able to continue to operate the business of the Company without obtaining any additional permits or licenses. Except as disclosed on Schedule 3.15, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any trademark, trade name, copyright, software or other Intangible Asset, with respect to the use thereof or in connection with the conduct of its business or otherwise. The Company has not granted any licenses with respect to their business. The business of the Company does not, and will not cause the Company to, violate any patent, trademark, service mark, trade name, trade secret, copyright, license or proprietary interest of any other person. The Company possesses and after the closing will continue to possess ownership of or licenses to utilize all proprietary technology necessary for the conduct of its business as presently conducted. The Company is not in default under any agreement governing its use of any Intangible Asset or of any license or permit.

     3.16. Accounts; Receivables.   Schedule 3.16 consists of the following:
(a) a true and complete list of the Company's Owned Accounts, and a complete and accurate list of (i) the RMR due under each such Owned Account; (ii) the agings of the amounts receivable under each such Owned Account; and (iii) the Company's method of billing such Account, if other than monthly; (b) a true and complete list of the Company's Third Party Accounts, and a complete and accurate list of (i) the RMR due from each Dealer under each such Account; (ii) the agings of the amounts receivable from each Dealer under each such Account; and (iii) the Company's method of billing such Account, if other than monthly; and (c) a true and complete statement of (i) the number of Accounts being monitored pursuant the Company's agreements with UVS and Response; (ii) the agings of the amounts receivable under such agreements; and (iii) the Company's method of billing under each such agreement, if other than monthly. Except as disclosed in Schedule 3.16, all of the Accounts described therein are billed monthly and there are no pre-billed Accounts. On the Closing Date, there will be no less than 47,939 Third Party Accounts with RMR totaling no less than $235,000; and 1,962 Owned Accounts with RMR totaling no less than $32,000. The Accounts referred to herein arose in bona-fide arms length transactions in the normal course of business and such Accounts are valid and binding obligations of the Dealers with whom the Company has contracted and the recipients of Monitoring Services under such Accounts without counterclaims, set-offs or other defenses thereto, and the Seller has


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no basis to believe that such Accounts are not, at the time of Closing, collectible consistent with the Company's historical collection experience. Seller has no basis to believe that any Account will not continue in existence after the Closing Date.

     3.17 Accounts; Billing Practices. Exhibit D contains a copy of each standard form contract that the Company uses for (i) Owned Accounts; (ii) Third Party Account; and (iii) its agreements with UVS and Response. Except as disclosed on Schedule 3.17 there are no Accounts with terms that deviate from the terms of the standard form contract provided in Exhibit D as applicable to that type of Account.

     3.18. Litigation, etc. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Seller, threatened against Seller or the Company or their respective properties before any court, arbitration panel or governmental agency (nor, to the best of the Seller's knowledge, is there any reasonable basis therefor), nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Seller, Company, its assets or the Shares, except as described on Schedule 3.18.

     3.19. Employees. Except as disclosed on Schedule 3.19(a), neither Seller or any officer, director, employee or stockholder of the Company, or any member of their immediate families, is, directly or indirectly, interested in any contract with the Company, including but not limited to any agreement, written or unwritten, for employment or consulting, or any lease for real or personal property. No officer of the Company is a party to or bound by any agreement, contract or commitment, or subject to any restrictions (including confidentiality or non-compete restrictions) in connection with any previous or current employment of any such person, which adversely affects, or in the future may adversely affect, the business, or the proposed business of the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, except as disclosed on Schedule 3.19(b).

     3.20. Governmental Consent, etc. No consent, approval or authorization of (or designation, declaration or filing with) any governmental agency on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer or sale of the Shares.

     3.21. Offering. The offer and sale of the Shares constitute a transaction exempt from the registration requirements of Section 5 of the Securities Act.

     3.22. Brokers or Finders; Other Offers. Neither the Seller nor the Company has dealt with any broker or finder, or has incurred, or will incur, directly or indirectly, as a result of any action taken by the Seller or the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the transactions contemplated by this Agreement.

     3.23. Tax Matters. The Seller and the Company: (i) have timely filed all tax returns that are required to have been filed with all appropriate federal, state, county and local


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governmental agencies that relate to the Company or with respect to which the
Company is liable or otherwise in any way subject, (and all such returns fairly reflect the Company's operations for tax purposes), and all taxes, fees, assessments and governmental charges of any nature ("Taxes") shown by such returns to be due and payable have been paid, except for those amounts set forth on Schedule 3.23 as being contested in good faith and for which appropriate amounts have been reserved in accordance with generally accepted accounting principles; (ii) have timely paid all Taxes owed by them which they obligated to withhold from amounts owing to any employee (including without limitation social security taxes), creditor or third party (other than Taxes the validity of which are being contested in good faith by appropriate proceedings) and (iii) have not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The assessment of any additional Taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor, and there are no material unresolved questions or claims concerning the Company's tax liability. Neither the Company's nor any subsidiary's tax returns have been reviewed or audited by any federal, state, local or county taxing authority. To the best of the Seller's knowledge, there is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to the Company or its subsidiaries, would result in the assertion by any taxing authority of any valid deficiency for Taxes. The Company's August Financial Statement and the Closing Date Balance Sheet will accurately reflect all of the Company's liability for Taxes as of their respective dates.

     3.24. Insurance. The Company and its subsidiaries have valid workers' compensation, fire, casualty, liability, and errors and omissions insurance policies, in such amounts and with such coverage as are carried by similar companies in the Company's industry, in each case with reputable insurers. Seller has provided to Purchaser true and complete copies of all such policies. The Company is not in default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion. The Company will not be placed in default, and its coverage will not be canceled, as a result of the transactions contemplated by this Agreement. There are no outstanding unpaid claims under any such policy. The Company has not received notice of, nor has it knowledge of, any inaccuracy in any application for such policies, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. The Company has not canceled or terminated any insurance policy, nor has any insurance company canceled or terminated any insurance policy of the Company. All such policies can be canceled on 30 days notice without penalty to the Company.

     3.25. Only Common Voting Stock Will Be Outstanding. The only issued and outstanding shares of capital stock of the Company at Closing will be the Shares.

     3.26. Pension Plans. Schedule 3.26 is a true and complete list of each pension, health, retirement, profit sharing, bonus, stock purchase, stock option, severance or similar employee benefit plan of the Company ("Plans"), whether of a legally binding nature or in the nature of informal understandings. Exhibit E contains a copy of each such written Plan. The Company has the right to terminate any such Plan on reasonable notice without penalty. The Company does not currently have, nor has it incurred any liability under Title IV of the Employee Retirement Income Security Act, as amended ("ERISA"), nor has any Affiliate as defined in


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ERISA, with respect to any Plan, and neither the Company nor any Affiliate has ever incurred any obligation to contribute to a "multiemployer plan," as defined in ERISA.

     3.27. Powers of Attorney; Bank Accounts.   Schedule 3.27 hereto lists (i)
the names and addresses of all persons holding a power of attorney on behalf of the Company and (ii) the names and addresses of all banks or other financial institutions in which the Company has an account, deposit, or safe-deposit box, the account numbers, and the names of all persons authorized to draw on these accounts or deposits or to have access to those boxes.

     3.28. Directors, Officers and Employees.   Schedule 3.28 hereto sets forth
the names of each director, officer and employee of the Company and states, if applicable, the rate of compensation payable to each. Exhibit F contains a copy of each written employment agreement with any such director, officer or employee.

     3.29. Environmental and Safety Regulations. The Company is in compliance with all federal, state and local environmental laws, rules, regulations, standards and requirements, including, without limitation, those respecting the generation, handling, storage and disposition of hazardous materials, and Seller knows of no violation or violations by the Company, any subsidiary, or their respective employees or agents, of any environmental or safety regulation that would have an adverse effect on the business, properties, prospects or financial condition of the Company.

     3.30 Representations and Warranties True on Closing Date. The representations and warranties made by the Seller herein, and all statements made in any exhibit, schedule or certificate furnished pursuant to their Agreement, do not contain, and on the Closing Date will not contain, any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Seller has disclosed to Purchaser or all material facts concerning the Company necessary for Purchaser to accurately evaluate its investment in the Company.

                                  ARTICLE IV

                       REPRESENTATIONS, WARRANTIES, AND
                        ACKNOWLEDGEMENTS OF PURCHASER

     The Purchaser hereby represents, warrants, and acknowledges to the Seller that:

     4.1. Incorporation. Purchaser has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. The Purchaser has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Purchaser has furnished the Company with copies of its Articles of Incorporation and By-Laws, as amended, and Purchaser's Financial Statements, as defined in Section 3.9 of this Agreement. Said copies are true, correct and complete and contain all amendments through the Closing Date and Purchaser's Financial Statements accurately describe the financial condition of the Purchaser as of the date thereof, and in all material respects as of the Closing Date.

     4.2. Power and Authority. The Purchaser will have at the Closing Date all requisite power and authority to execute and deliver this Agreement, to purchase the Shares and to carry out and perform its obligations under the terms of this Agreement.

     4.3. Authorization. All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement by the Purchaser, the purchase of the Shares, and the performance of all of the Purchaser's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Purchaser, shall constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

     4.5. Representations and Warranties True on Closing Date. The representations and warranties made by the Purchaser herein, and all statements made in any exhibit, schedule or certificate furnished pursuant to their Agreement, do not contain, and on the Closing Date will not contain, any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE V
                             COVENANTS OF SELLER

     5.1. Maintenance of Business. From the date hereof until the Closing Date, the Seller shall cause the Company to carry on and preserve the business, goodwill and the relationships of the Company with Dealers, Subscribers, suppliers, employees, agents and others in substantially the same manner as they have been prior to the date hereof.

     5.2. Absence of Certain Changes. From the date hereof until the Closing Date, except as expressly permitted or contemplated hereby, the Seller shall not cause the Company to, and the Seller shall not, on behalf of the Company, without Purchaser's prior express written consent:

        (a) incur any additional indebtedness for money borrowed, or guarantee any indebtedness or obligation of any other party;

        (b) issue any capital stock or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

        (c) enter into, amend or terminate any agreement or arrangement, other than in the ordinary course of business; provided, that Seller shall notify Purchaser prior to entering into, amending or terminating any material agreement or arrangement in the ordinary course of business;

        (d) increase the compensation payable or to become payable to any of its officers, employees or agents, or adopt or amend any employee benefit plan;

        (e) acquire or dispose of any properties or assets used in its business except in the ordinary course of business;

        (f) permit any change in its business or the manner in which its books and records are maintained;

        (g) create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets; or

        (h) engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof.

     5.3 Necessary Consents. Prior to the Closing, the Seller will obtain written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of the Company's business by Purchaser after the Closing, including, any required by the respective leases, and obtaining the consent of the lessors of the premises located at 1514 E. 191st Street, Cleveland, Ohio and 6448 Highway 290, Suite 102, Austin, Texas

     5.4. Access to Information. The Seller shall cause the Company to give Purchaser and its accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of the Company, and will furnish Purchaser, its accountants, legal counsel and other representatives during such period all such information concerning its affairs as Purchaser may reasonably request; provided, that any furnishing of such information or any investigation by Purchaser shall not affect the Purchaser's right to rely on the representations, warranties and covenants made by the Seller in this Agreement.

     5.5. Cooperation with Audit.   From the date hereof through completion of
their audit, the Seller shall cooperate completely with Purchaser's financial officers and auditors in their completion of an audit of the Company and its operations for the period commencing January 1, 1997 through the Date of Closing. Seller and Seller's accountants and advisors will promptly provide to Purchaser and its financial officers and auditors all information and access to all records requested to complete their audit.

     5.6. Certain Defaults; Litigation. The Seller will give prompt notice to Purchaser of:

        (a) any default by the Seller or the Company, or any other party, subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which the Company is a party or by which it is bound, which default could, if not remedied, result in any adverse change in the financial condition, business or prospects of the Company or which would render incorrect any representation or warranty made herein, and

        (b) any suit, action, proceeding or investigation instituted or threatened against or affecting the Seller or Company subsequent to the date of this Agreement and prior to the Closing.

     5.7. Other Negotiations. From the date hereof until the termination of this Agreement, the Seller will not, and the Seller will cause the Company and its officers and directors not to, initiate discussions or negotiate, or authorize any person or entity to discuss or negotiate on behalf of the Seller or the Company, with any other party, or entertain or consider any inquiries or proposals received from any other party, concerning the possible disposition of the Company's business, assets or capital stock.

     5.8. Acquisition Financing. The Seller will, and will cause the Company to, reasonably cooperate with Purchaser in (i) negotiating all of the documentation to be entered into by the Company, the Seller, Purchaser, Purchaser's lenders, and any other party in connection with obtaining financing for the acquisition of the Shares, and (ii) closing the transactions contemplated thereby.

     5.9. Noncompetition and Nonsolicitation. From the date hereof until the third (3rd) anniversary of the Closing Date, Seller will not:

        (a) enter into competition with Purchaser by establishing a remote alarm system monitoring center providing monitoring services to within twenty five (25) miles of any location where Purchaser or any subsidiary of Purchaser provides such services;

        (b) provide, or solicit any Dealer or Subscriber for the purposes of providing, any services similar to those provided by the Company, either by Seller or by any other person or entity other than Purchaser or a subsidiary of Purchaser;

        (c)  reveal the customer list of the Company to any person;

        (d) employ any employee of Purchaser or its subsidiaries, or any of the employees of the Company or solicit or encourage any such employee to terminate his or her employment with any of the foregoing; or

        (e) take any other action which is intended to, or which would reasonably be expected to:

                    (1) adversely affect Purchaser's interest in any Account;

                    (2) adversely affect Purchaser's contractual relationship
               with Response, UVS or any Dealer or Subscriber; or

                    (3) discourage Response, UVS or any Dealer, Subscriber or
               supplier from continuing its business relationship with Purchaser or the Company after the Closing Date on the same terms as were maintained with Seller.

For purposes of this paragraph 5.9, the term "Seller" shall also include any corporation, partnership or other business entity in which Seller now or in the future owns directly or indirectly a controlling equity interest, and the spouse, children, brothers and/or sisters of Seller. Notwithstanding any other provision of this Agreement, Seller agrees that money damages would not be a sufficient remedy for breach of this Section 5.9 and that the Purchaser shall be entitled to specific performance, injunctive relief or other equitable relief as a remedy for breach of this Section 5.9.

     5.10. Reasonable Efforts. The Seller will use his reasonable efforts to cause all conditions to Closing to be satisfied.

                                  ARTICLE VI
                            COVENANTS OF PURCHASER

     6.1. Necessary Consents. Prior to the Closing, Purchaser will obtain such consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby, including obtaining any necessary consent from FINOVA Capital Corporation.

     6.2. Employee Compensation. After the Closing Date, the yearly salaries of the following employees will be: Robert Ambros - $75,000; Jim Osborne -
$75,000;  Sandy Burnett - $46,800,  and Mark Burnett - $45,000.    In
consideration for Purchaser's agreement to cause the Company to continue to employ Jim Osborne, Sandy Burnett and Mark Burnett at the foregoing salaries, they agree to be bound, for a period of three (3) years after the termination of their employment by the Company, to the provisions of Section 5.9 of this Agreement to the same extent as Seller, as demonstrated by their signatures on the signature page of this Agreement.

     6.3. Reasonable Efforts. Purchaser will use its reasonable efforts to cause all conditions to the Closing to be satisfied.

                                 ARTICLE VII
                      PURCHASER'S CONDITIONS FOR CLOSING

     The Purchaser's obligations to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing, of all the following conditions, unless waived in writing by Purchaser:

     7.1. Representations True. The representations and warranties of Seller set forth in Article III shall be true and correct when made and shall be true and correct on the Closing Date;

     7.2. Covenants Performed.   Seller shall have performed or complied, and
shall have caused the Company to perform and comply, with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Seller and the Company at or prior to the Closing Date.

     7.3. No Violations; No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the reasonable judgment of Purchaser, has a probability of resulting in an order judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

     7.4. No Material Adverse Change. During the period commencing on the date of execution of this Agreement to the Closing Date, there shall not have been any material adverse change in the condition (financial or other), liabilities, business or prospects of the Company.

     7.5. Proceedings and Documents.   All corporate and other proceedings in
connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to Purchaser, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

     7.6. Delivery of Documents. Purchaser shall have received all documents and other items to be delivered by Seller under Section 9.2.

     7.7. Resignation of Directors and Certain Officers.   Purchaser shall have
received the written resignation of Robert Ambros the sole Officer and Director of the Company, effective on the Closing Date, as well as the written resignation of prior officer and director Joan Ambros.

     7.8. Schedules. The Seller shall have completed and attached hereto all Schedules required by this Agreement, and all such Schedules shall have been acceptable to Purchaser, in its sole discretion.

     7.9. Required Consents. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and any other authority shall have been obtained; and all other necessary consents and approvals of third parties, including FINOVA Capital Corporation and the lessors of the premises located at 1514 E. 191st Street, Cleveland, Ohio and 6448 Highway 290, Suite 102, Austin, Texas, to the transactions contemplated hereby and to the continued uninterrupted operation of the business of the Company shall have been obtained.

     7.10. Officer's and Other Certificates. The Seller shall have delivered to the Purchaser the following:

        (a) an officer's certificate, dated the Closing Date, stating that the conditions specified in this Article VII have been fulfilled on or prior to the Closing Date; and

        (b) incumbency certificates for the officers of the Company executing this Agreement and any documents delivered in connection with this Agreement;

        (c) a certificate of the Company's Secretary, certifying as true, accurate, and complete the Articles of Incorporation and Bylaws of the Company attached as Exhibit A.

                                 ARTICLE VIII
                       SELLER'S CONDITIONS FOR CLOSING

     The obligation of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the date of Closing, of all the following conditions, unless waived in writing by the
Seller:

     8.1. Representations True. The representations and warranties of Purchaser set forth in Article IV shall be true and correct when made and true and correct on the Closing Date.

     8.2. Covenants Performed. Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Purchaser on or before the Closing Date.

     8.3. No Violations; No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the reasonable judgment of Seller, has a probability of resulting in an order judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

     8.4. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to Seller, and Seller shall have received all such counterpart originals or certified or other copies of such documents as he may reasonably request.

     8.5. Delivery of Documents. Seller shall have received all documents and other items to be delivered by Purchaser under Section 9.3.

     8.6. Required Consents. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and any other authority shall have been obtained; and all other necessary consents and approvals of third parties or Sellers of the Purchaser to the transactions contemplated hereby shall have been obtained.

                                  ARTICLE IX
                                   CLOSING

     9.1. Time and Place. The Closing shall occur at the offices of Purchaser at 9:00 a.m. on the Closing Date, but shall be effective as of 12:01 a.m. on the Closing Date.

     9.2. Deliveries of the Seller. At the Closing, the Seller will execute and deliver or cause to be executed and delivered to Purchaser:

        (a) Stock Certificates. A certificate representing the Shares, issued in such name or names as may be designated by Purchaser; as well as all canceled certificates with respect to previous ownership by any other person or entity.

        (b) Corporate Documents. The Articles of Incorporation of the Company, certified by the secretary of the Company as true and correct, and the By-Laws of the Company, certified by the secretary of the Company as in effect at the Closing;

        (c) Certificate of Good Standing. Long-form Certificates of Good Standing, dated not more than five days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of Ohio and by the Secretary of State of each foreign jurisdiction in which the company is qualified to do business;

        (d) Resolutions. A copy of the resolution of the Board of Directors of the Company, certified by the secretary of the Company as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by the Company.

        (e) Books and Records.   All corporate records of the Company,
including without limitation, all of the minute books, stock ledgers, books of account, all contracts, leases, permits, licenses, all records with respect to Accounts and all similar corporate records of the Company.

        (f) Lien Searches. Such Uniform Commercial Code lien searches, releases and such other instruments showing that there were no financing statements, judgments, taxes or other liens outstanding against the Company or any of its assets as of the Closing Date or a date that is not more than 15 days prior to the Closing Date (except for liens listed on Schedule 3.12) and showing that there were no financing statements, judgments, taxes or other liens outstanding against Seller which would result in a lien, charge or encumbrance upon the Shares. Purchaser shall accept, and Seller approves, for Seller's delivery pursuant to this subsection (f) the lien searches performed by Purchaser and delivered to Seller prior to Closing.

        (g) Consents.   Evidence that all consents, approvals, or
authorizations of or notifications to any third parties (including governmental agencies), if any, required to sell and assign the Shares and to consummate the transactions contemplated hereby and to continue to operate the business of the Company without interruption have been obtained, including without limitation, the consents of the lessors of the premises located at 1514 E. 191st Street, Cleveland, Ohio and 6448 Highway 290, Suite 102, Austin, Texas.

        (h) Resignation of Directors and Officers of the Company. The written resignation of Robert Ambros, Sole Officer and Director of the Company, effective on the Closing Date.

        (i) Seller's Certificate. The certificates from the Seller, dated the Closing Date, required pursuant to Section 7.10 of this Agreement;


        (j) Substitute Signature Cards. Substitute Signature cards for each bank account listed on Schedule providing for signing authority in the individual designated by Purchaser;

        (k) Other Documents. Such other documents and instruments as Purchaser, its Lender, and their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

     All documents delivered to Purchaser shall be in form and substance reasonably satisfactory to its counsel.

     9.3. Deliveries of Purchaser. At the Closing, Purchaser will execute and deliver or cause to be executed and delivered to the Seller simultaneously with delivery of the items referred to in Section 9.2 above:

        (a)  Payment of the Consideration.  Bank wire transfers as provided in
Section 2.2;

        (b) Releases. Evidence of the releases of the obligations of Seller as provided in Section 2.2 (ii), or payment of the loans and leases set forth on Schedule 2.2;

        (c) Resolutions. A copy of the resolution of the Board of Directors of Purchaser, certified by the secretary thereof as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by Purchaser;

        (d) Corporate Documents. The Articles of Incorporation of Purchaser, certified by the Secretary of State of Delaware as of a date not more than five days prior to the Closing Date, and the By-Laws of Purchaser, certified in each case by the secretary of Purchaser as in effect at the Closing;

        (e) Consents. Evidence that any and all consents, approvals, or authorizations of or notifications to any third parties, including FINOVA Capital Corporation, required to consummate the transactions contemplated hereby, have been obtained by Purchaser;

        (f) Officer's Certificate. A certificate from an officer of Purchaser, dated the Closing Date, confirm the satisfaction of the conditions required pursuant to 8.1 and 8.2;

        (g)   Other Documents.   Such other documents and instruments as the
Seller or his counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

     All documents delivered to Seller shall be in form and substance reasonably satisfactory to its counsel.

                                  ARTICLE X
                               INDEMNIFICATION

     10.1. Indemnification.

        (a) Seller will indemnify and hold harmless the Purchaser, and each partner, officer and director of the Purchaser, against any losses, claims, damages or liabilities, joint or several, (hereafter "Loss") to which the Purchaser or any partner, officer, or director becomes subject in connection with:

                  (i) finders' fees or brokerage commissions incurred or alleged to have been incurred by Seller or the Company with respect to the transactions contemplated by this Agreement;

                  (ii) any liability of Seller or the Company not disclosed on Schedules 3.9, 3.10, 3.11, 3.12 or 3.13 prior to the
                        Closing Date, or not included in the August Financial Statement and for which an adjustment has not been made pursuant to Section 2.3.;

                  (iii) any  misrepresentation of fact, or failure to disclose a material fact, by Seller or the Company.

                  (iv) any breach of any representation or warranty by Seller contained herein or in any document delivered hereunder;

                  (v) any breach of any covenant or agreement by Seller or the Company contained herein or in any document delivered hereunder, to be performed prior to or after the Closing Date;

     (b) Purchaser will indemnify and hold harmless the Seller, and each partner, officer and director of the Purchaser, against any Loss to which the Seller or any partner, officer, or director becomes subject in connection with:

                  (i) finders' fees or brokerage commissions incurred or alleged to have been incurred by Purchaser with respect to the purchase transaction;

                  (ii) any misrepresentation of fact, or failure to disclose a material fact, by Purchaser.

                  (iii) any  breach of any representation or warranty by
                        Purchaser contained herein or in any document delivered hereunder;

                  (iv) any breach of any covenant or agreement by Purchaser contained herein or in any document delivered hereunder, to be performed prior to or after the Closing Date;

        (c) Such indemnification shall include any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters set forth in Section 10.1(a) and (b).

     10.2. Indemnification Procedures.   For the purposes of this Section 10.2,
the term "Indemnitee" shall refer to the person or persons entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of
Section 10.1. The term "Indemnitor" shall refer to the person or persons having the obligation to indemnify pursuant to such provisions.

        (a) Notice. An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a "Third Party Claim"), the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, provided however, that Indemnitor shall have the right to approve in its sole reasonable discretion the choice of counsel. In the event the Indemnitor exercises its right to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall co-operate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, unless the settlement involves only the payment of money by the Indemnitor. Similarly, no Third Party Claim which is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor.

        (b) Calculation of Losses. Losses shall be determined after taking into account any insurance proceeds received by an Indemnitee or its affiliates from a non-affiliated insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds and any increase, determined in the reasonable judgment of the Indemnitee and confirmed by insurance company, in insurance premiums as a result of a claim with respect to such proceeds).

                                  ARTICLE XI
                                MISCELLANEOUS

     11.1. Survival. The representations, warranties, covenants and indemnification obligations contained in this Agreement and their respective obligations to be performed under the terms hereof at, prior to or after the Closing hereunder, shall not expire with, or be terminated or extinguished by, such Closing, but shall survive the Closing and any investigation made at any time by or on behalf of a party, for a period of 5 years following the Closing.

     11.2. Further Assurances. At the request of a party to this Agreement, and without further consideration, the other party agrees to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

     11.3. Governing Law. This agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Ohio without giving any effect to principles of conflicts of laws. The Seller agrees that he will not assert against any partner, officer, director, employee or agent of the Purchaser or any of its affiliates, any claim it may have under this Agreement by reason of any failure or alleged failure by the Purchaser to meet its obligations hereunder. The parties hereto agree and intend that the proper and exclusive forum for the litigation of any disputes or controversies arising out of, or related to, this Agreement shall be the courts of the State of Ohio for the County of Cuyahoga and of any Federal Court located in such County.
The Seller agrees that he will not commence or move to transfer any action or proceeding, arising out of or relating to this Agreement, in or to any court other than one located in the County of Cuyahoga in the State of Ohio. The Seller irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Seller at the address provided herein, such service to become effective 30 days after such mailing. Nothing contained in this Section shall affect the right of the Purchaser to serve process in any other manner permitted by law. In the event the Seller should commence or maintain any action arising out of or related to this Agreement in a forum other than the courts located in the State of Ohio, County of Cuyahoga, the Purchaser shall be entitled to request the dismissal of such action, and the Seller stipulates that such action shall be dismissed. The parties agree that prior to instituting any suit, they will attempt to resolve any dispute by negotiating in good faith with each other for a period of thirty
(30) days.

     11.4. Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

     11.5. Each Party to Bear Own Costs. The Seller and Purchaser shall each bear its own legal and other expenses incurred on its behalf with respect to the preparation of this Agreement, any related documents and the transactions contemplated hereby.

     11.6. Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     11.7. Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed:

     To Seller at:



     with a copy to:




     To Purchaser at:    Security Associates International, Inc.
                         2101 South Arlington Heights Road
                         Arlington Heights, Illinois  60005-4142
                         ATTN:  PRESIDENT



Any party may change his or its address for purposes of this paragraph by giving notice of the new address to the other party in the manner set forth above.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

     11.8. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective


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

only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     11.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     11.10. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     11.11. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

     11.12. Waiver of Jury Trial. Seller hereby expressly waives any right he may have to a jury trial in any suit, action or proceeding existing under or relating to this Agreement, any stock, promissory notes or other securities received pursuant to this Agreement or any of the other documents executed and delivered in connection with this Agreement.









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


     11.13. Incorporation by Reference. The Schedules, Exhibits, certificates and other documents attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by this reference.

The foregoing Agreement is hereby executed as of the date first above written.


ATTEST:                                 PURCHASER


                                        /S/ James S. Brannen
                                        By:
                                           ---------------------------
                                        As Its President


ATTEST:                                 SELLER


                                        /S/ Robert Ambros
                                        By:
                                           ---------------------------
                                        Robert Ambros

     The undersigned individuals each agree to be bound by the provisions of
Section 5.9 of this Agreement to the same extent as Seller in exchange for Purchaser's agreement to employ them at the salaries set forth in section 6.2 above.


JIM OSBORNE              SANDY BURNETT            MARK BURNETT


/S/ Jim Osborne          /S/ Sandy Burnett        /S/ Mark Burnett

_____________________    _____________________    _____________________


ATTEST:




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